UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2014

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34436	27-0247747
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On January 27, 2014, Starwood Property Trust, Inc. (the “Company”), Starwood Property Mortgage Sub-2, L.L.C. (“SPM Sub-2”) and Starwood Property Mortgage Sub-2-A, L.L.C. (“SPM Sub-2-A”), each, an indirect wholly-owned subsidiary of the Company, and Wells Fargo Bank, National Association (“Wells Fargo”) entered into a Second Amended and Restated Master Repurchase and Securities Contract (the “Second Wells Repurchase Agreement”; and the financing facility provided thereunder, the “Second Wells Repurchase Facility”), among SPM Sub-2, SPM Sub-2-A and Wells Fargo, which amended and restated the Amended and Restated Master Repurchase and Securities Contract among the parties, dated February 28, 2011. The Second Wells Repurchase Agreement amended the terms of the Second Wells Repurchase Facility as described below.  The Second Wells Repurchase Agreement increased the maximum financings available under the Second Wells Repurchase Facility from $550 million to $1 billion.  Advances under the Second Wells Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of one-month LIBOR plus a margin of between 1.85% and 5.25% depending on the type of asset being financed. The Second Wells Repurchase Agreement further amended the terms of the Second Wells Repurchase Facility to provide for an initial maturity date for Non-CMBS Assets of January 26, 2017, subject to two one-year extension options (the first extension option extending the maturity date to January 26, 2018 and the second extension option extending the maturity date to January 26, 2019 (the “Second Extended Maturity Date”)), and an initial maturity date for CMBS Assets of January 26, 2015, subject to a single one-year extension option, each of which extension options may be exercised by SPM Sub-2 and SPM Sub-2-A upon the satisfaction of certain conditions and, in the case of the exercise of an extension of the maturity date for Non-CMBS Assets, payment of an extension fee.  SPM Sub-2 and SPM Sub-2-A may further extend the Second Extended Maturity Date for up to four additional one-year extension options with respect to any purchased assets then remaining financed under the Second Wells Repurchase Facility to match the term of the maturity dates for Non-CMBS Assets upon the satisfaction of certain conditions including all collateral interest and principal proceeds would be required to repay existing advances and payment of an extension fee for each such further extension. The Company also delivered a Second Amended and Restated Guarantee and Security Agreement (the “Second Wells Repurchase Guarantee”), which amended and restated the Amended and Restated Guarantee and Security Agreement dated February 28, 2011, from the Company to Wells Fargo, and pursuant to which the Company continues to guarantee certain of the obligations of SPM Sub-2 and SPM Sub-2-A under the Second Wells Repurchase Agreement up to a maximum liability of 25% of the then-currently outstanding repurchase price of CMBS Assets, and either 25% or 100% of the then-currently outstanding repurchase price of Non-CMBS Assets, depending upon the type of Non-CMBS Asset being financed.

Pursuant to the Second Wells Repurchase Agreement and the Second Wells Repurchase Guarantee, the Company and Wells Fargo amended the following financial covenants applicable to the Company: (i) the liquidity covenant was amended to require that cash liquidity not be less than $40 million and total liquidity not be less than $100 million; and (ii) the tangible net worth covenant was amended to require that tangible net worth not be less than the sum of $3,100,000,000 plus (x) seventy-five percent (75%) of the net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by the Company in connection with such issuance or sale) received by the Company from the issuance or sale of capital stock (other than capital stock constituting convertible debt securities) occurring after January 27, 2014, plus (y) seventy-five percent (75%) of any increase in capital or shareholders’ equity (or like caption) on the balance sheet of the Company resulting from the settlement, conversion or repayment of any convertible debt securities occurring after January 27, 2014, and minus (z) an amount equal to seventy-five percent (75%) of the book value of assets distributed to shareholders in connection with the spin-off of the single-family residential business of the Company and its subsidiaries into a newly-formed real estate investment trust, which spin-off was publicly announced, including and as described in that certain Form 10 filed with the SEC by Starwood Waypoint Residential Trust on October 31, 2013, as same has been amended.

A copy of the press release announcing the entry into the Second Wells Repurchase Agreement and the Second Wells Repurchase Facility is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

99.1	Press release, dated January 30, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2014	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated January 30, 2014